Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(386) 944-5643

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH REPORTS SECOND QUARTER 2021 OPERATING RESULTS

DAYTONA BEACH, FL – July 29, 2021 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced its operating results and earnings for the quarter ended June 30, 2021.

Select Highlights

◾Reported a Net Loss per diluted share of ($0.63) for the quarter ended June 30, 2021.
◾Reported FFO and AFFO per diluted share of $0.83 and $1.07, respectively, for the quarter ended June 30, 2021.
◾Paid a cash dividend for the second quarter of 2021 of $1.00 per share on June 30, 2021 to stockholders of record as of June 21, 2021.
◾During the second quarter of 2021, acquired one multi-tenant, mixed use income property for $72.5 million.
◾During the second quarter of 2021, disposed of eight single tenant income properties for a total disposition volume of $60.7 million, representing a weighted average exit cap rate of 7.1%.
◾During the second quarter of 2021, sold approximately 9,300 acres of subsurface oil, gas and mineral rights for $0.7 million.
◾Recognized a non-cash, unrealized gain of $3.4 million on the mark-to-market of the Company’s investment in Alpine Income Property Trust, Inc. (NYSE: PINE) during the second quarter of 2021.
◾Executed an agreement to sell the Land JV’s (defined below) remaining holdings, of which the Company has a retained interest, for $67.0 million.
◾Priced an underwritten public offering of 3,000,000 shares of 6.375% Series A Cumulative Redeemable Preferred Stock for $25.00 per share (the “Series A Preferred”).
◾Book value per share outstanding as of June 30, 2021 was $58.51.
◾The Company is revising its practice of declaring a quarterly cash common stock dividend concurrent with its quarterly earnings and instead anticipates announcing its quarterly cash common stock and Series A Preferred dividends for the third quarter of 2021 and for future periods at the end of the second month of the respective quarter.

CEO Comments

“We are encouraged by our second quarter execution and the progress we are making in constructing a high-quality multi-tenant, retail-based portfolio,” commented John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “We acquired a high-quality, class A, mixed use property in the Dallas market for $72.5 million and we continued to make good progress with the disposition of our single tenant assets, which totaled $61 million in the second quarter.  The contract purchaser for the remaining Daytona Beach land holdings is in due diligence and we look forward to accretively reinvesting the expected proceeds into our core strategy.  The combination of all of this activity, in addition to acquisition and disposition opportunities we anticipate materializing in the back half of the year, has us well-positioned to drive strong AFFO growth in 2022 as we execute on our diversified, retail-based investment strategy.”

Quarterly Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the three months ended June 30, 2021:

(in thousands)	For the Three Months Ended June 30, 2021	For the Three Months Ended June 30, 2020	Variance to Comparable Period in the Prior Year
Income Properties	$11,574	$11,473	$101	0.9%
Management Fee Income	$752	$695	$57	8.2%
Commercial Loan and Master Lease Investments	$709	$835	$(126)	(15.1%)
Real Estate Operations	$1,248	$7	$1,241	17,728.6%
Total Revenues	$14,283	$13,010	$1,273	9.8%

The increase in total revenue during the three months ended June 30, 2021 was primarily attributable to increased revenue from real estate operations related to the sale of subsurface interests.

(in thousands, except per share data)	For the Three Months Ended June 30, 2021	For the Three Months Ended June 30, 2020	Variance to Comparable Period in the Prior Year
Net Income (Loss)	$(3,724)	$12,611	$(16,335)	(129.5%)
Net Income (Loss) per diluted share	$(0.63)	$2.71	$(3.34)	(123.2%)
FFO (1)	$4,915	$2,532	$2,383	94.1%
FFO per diluted share (1)	$0.83	$0.54	$0.29	53.7%
AFFO (1)	$6,294	$443	$5,851	1,320.8%
AFFO per diluted share (1)	$1.07	$0.10	$0.97	970.0%
Dividends Declared and Paid, per share	$1.00	$0.25	$0.75	300.0%
(1)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income (Loss) to non-GAAP financial measures, including FFO, FFO per diluted share, AFFO and AFFO per diluted share.

The net loss for the three months ended June 30, 2021 was primarily attributable to a non-cash impairment charge on the Company’s retained interest in the joint venture that currently holds approximately 1,600 acres of undeveloped land in Daytona Beach, Florida (the “Land JV”) of $16.5 million, or $2.11 per diluted share, net of the related income tax benefit.  The non-cash impairment charge is a result of the executed agreement to sell the Land JV’s remaining holdings.

Additionally, during the three months ended June 30, 2021, the Company recognized gains on dispositions of income-producing properties totaling $4.7 million, or $0.80 per diluted share, in addition to a non-cash, unrealized gain of $3.4 million, or $0.57 per diluted share, on the mark-to-market of the Company’s investment in PINE due to the increase in the closing stock price of PINE during the quarter.

Net Income (Loss) per diluted share, FFO per diluted share and AFFO per diluted share for the three months ended June 30, 2021 and the associated year-over-year comparisons include the dilutive effects of the Company’s previously announced special distribution that was intended to ensure that the Company distributed all of its previously undistributed earnings and profits attributable to taxable periods ended on or prior to December 31, 2019, as required in connection with the Company’s election to be taxable as a REIT commencing with its taxable year ended December 31, 2020. The Special Distribution was paid in the fourth quarter of 2020 through an aggregate of approximately $5.6 million in cash and the issuance of 1,198,963 shares of the Company’s common stock.

Year-to-Date Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the six months ended June 30, 2021:

(in thousands)	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020	Variance to Comparable Period in the Prior Year
Income Properties	$23,023	$22,476	$547	2.4%
Management Fee Income	$1,421	$1,397	$24	1.7%
Commercial Loan and Master Lease Investments	$1,410	$1,887	$(477)	(25.3%)
Real Estate Operations	$3,141	$88	$3,053	3,469.3%
Total Revenues	$28,995	$25,848	$3,147	12.2%

The increase in total revenue during the six months ended June 30, 2021 was primarily attributable to increased revenue from real estate operations related to the sale of subsurface interests in addition to income produced by the Company’s recent income property acquisitions versus that of properties disposed of by the Company during the comparative period, offset by decreased revenue related to the timing of the Company’s investments in and dispositions of commercial loan and master lease investments.

(in thousands, except per share data)	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020	Variance to Comparable Period in the Prior Year
Net Income	$4,061	$349	$3,712	1,063.61%
Net Income per diluted share	$0.69	$0.07	$0.62	885.7%
FFO (1)	$10,161	$11,822	$(1,661)	(14.1%)
FFO per diluted share (1)	$1.73	$2.52	$(0.79)	(31.3%)
AFFO (1)	$11,981	$9,625	$2,356	24.5%
AFFO per diluted share (1)	$2.03	$2.06	$(0.03)	(1.5%)
Dividends Declared and Paid, per share	$2.00	$0.50	$1.50	300.0%
(1)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income to non-GAAP financial measures, including FFO, FFO per diluted share, AFFO and AFFO per diluted share.

Net income for the six months ended June 30, 2021 includes gains on dispositions of income-producing properties totaling $5.4 million, or $0.92 per diluted share, in addition to a non-cash, unrealized gain of $8.2 million, or $1.40 per diluted share, on the mark-to-market of the Company’s investment in PINE due to the increase in the closing stock price of PINE during the period. Additionally, the Company recognized a non-cash impairment charge on the Company’s retained interest in the Land JV of $16.5 million, or $2.11 per diluted share, net of the related income tax benefit.  The non-cash impairment charge is a result of the executed agreement to sell the Land JV’s remaining holdings.

Net Income per diluted share, FFO per diluted share and AFFO per diluted share for the six months ended June 30, 2021 and the associated year-over-year comparisons include the dilutive effects of the Company’s previously announced special distribution that was intended to ensure that the Company distributed all of its previously undistributed earnings and profits attributable to taxable periods ended on or prior to December 31, 2019, as required in connection with the Company’s election to be taxable as a REIT commencing with its taxable year ended December 31, 2020. The Special Distribution was paid in the fourth quarter of 2020 through an aggregate of approximately $5.6 million in cash and the issuance of 1,198,963 shares of the Company’s common stock.

Acquisitions

During the three months ended June 30, 2021, the Company acquired one multi-tenant, mixed use property for $72.5 million.

During the six months ended June 30, 2021, the Company acquired three multi-tenant retail-based properties for total acquisition volume of $111.0 million.  These acquisitions represent a weighted average going-in cash cap rate of 8.5%.

Dispositions

During the three months ended June 30, 2021, the Company sold eight single tenant income properties for total disposition volume of $60.7 million, reflecting a weighted average exit cap rate of 7.1%. The sale of the properties generated aggregate gains of $4.6 million.

During the six months ended June 30, 2021, the Company sold ten, primarily single tenant income properties for total disposition volume of $65.5 million, reflecting a weighted average exit cap rate of 7.1%. The sale of the properties generated aggregate gains of $5.4 million.

On July 14, 2021, the Company sold a property leased to Chick-fil-A for a sales price of $2.9 million, reflecting an exit cap rate of 4.5%. The property is an outparcel to Crossroads Towne Center, the Company’s multi-tenant income property located in Chandler, Arizona.

On July 27, 2021, the Company sold a property leased to JPMorgan Chase Bank for a sales price of $4.7 million, reflecting an exit cap rate of 4.6%. The property is also an outparcel to Crossroads Towne Center.

Income Property Portfolio

As of June 30, 2021, the Company’s portfolio had economic occupancy of 90.6% and physical occupancy of 90.4%.

The Company’s income property portfolio consisted of the following as of June 30, 2021:

Property Type	# of Properties	Square Feet	Weighted Average Remaining on Lease Term
Single-Tenant (1)	12	1,115	21.1 years
Multi-Tenant	8	1,566	6.3 years
Total / Weighted Average Lease Term	20	2,681	12.2 years

% of Cash Rent attributable to Retail Tenants		58%
% of Cash Rent attributable to Office Tenants		40%
% of Cash Rent attributable to Hotel Ground Lease		2%

Square feet in thousands.

(1)

The 12 single-tenant properties include (i) a property leased to The Carpenter Hotel which is under a long-term ground lease and includes two tenant repurchase options and (ii) a property in Hialeah leased to a master tenant which includes three tenant repurchase options. Pursuant to FASB ASC Topic 842, Leases, the $16.3 and $21.0 million investments, respectively, have been recorded in the Company’s consolidated balance sheets as Commercial Loan and Master Lease Investments.

Operational Highlights

During the second quarter of 2021, CTO signed leases totaling 186,055 square feet.  A summary of the Company’s leasing activity is as follows:

Retail	Square Feet	Weighted Average Lease Term	Cash Rent Per Square Foot	Tenant Improvements	Leasing Commissions
New Leases	22.1	9.9 years	$ 21.08	$ 2,734	$ 146
Renewals & Extensions	164.0	5.3 years	$ 8.98	633	23
Total / Weighted Average	186.1	6.4 years	$ 10.42	$ 3,367	$ 169

In thousands except for per square foot and lease term data.

Land Joint Venture

During the three months ended June 30, 2021, the Land JV entered into an agreement to sell its remaining land holdings, including any land previously under contract, for $67.0 million. The sale is anticipated to occur prior to the end of 2021.

Subsurface Interests

During the three months ended June 30, 2021, the Company sold approximately 9,300 acres of subsurface oil, gas and mineral rights for $0.7 million, resulting in a gain equal to the sales price.

During the six months ended June 30, 2021, the Company sold approximately 34,500 acres of subsurface oil, gas and mineral rights for $2.6 million, resulting in a gain on the sale of $2.5 million. As of June 30, 2021, the Company owns full or fractional subsurface oil, gas, and mineral interests underlying approximately 420,000 “surface” acres of land owned by others in 20 counties in Florida.

Capital Markets and Balance Sheet

During the three months ended June 30, 2021, the Company completed the following notable capital markets transactions:

◾	On April 1, 2021, the Company filed a shelf registration statement on Form S-3, registering the possible issuance and sale of common stock, preferred stock, warrants, rights, and units with a maximum aggregate offering price of up to $350.0 million.
◾	On April 30, 2021, the Company implemented a $150.0 million “at-the-market” or ATM equity offering program (the “2021 ATM Program”) pursuant to which the Company may sell, from time to time, shares of the Company’s common stock. The Company was not active under the ATM Program during the six months ended June 30, 2021.
◾	On May 14, 2021, the Company repurchased $0.8 million aggregate principal amount of 2025 convertible senior notes.
◾	On June 28, 2021, the Company priced a public offering of 3,000,000 shares of its 6.375% Series A Cumulative Redeemable Preferred Stock at a public offering price of $25.00 per share. The offering closed on July 6, 2021 and generated total net proceeds to the Company of $72.4 million, which were utilized to pay down the Company’s revolving credit facility.
◾	On June 30, 2021, the Company’s $30.0 million mortgage note payable was assumed by PINE in connection with the Company’s sale of six net lease properties to PINE.

The following table provides a summary of the Company’s long-term debt, at face value, as of June 30, 2021:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
Revolving Credit Facility (1)	$100.0 million	0.7325% + [1.35% – 1.95%]	May 2023
Revolving Credit Facility	$84.3 million	30-day LIBOR + [1.35% - 1.95%]	May 2023
2025 Convertible Senior Notes	$61.7 million	3.88%	April 2025
2026 Term Loan (2)	$65.0 million	0.2200% + [1.35% – 1.95%]	March 2026
Total Debt / Weighted Average Interest Rate	$311.0 million	2.27%
(1)

Effective March 31, 2020, the Company utilized an interest rate swap to achieve a fixed LIBOR rate of 0.7325% plus the applicable spread on $100.0 million of the outstanding balance on the revolving credit facility.

(2)

Effective March 10, 2021, the Company redesignated the interest rate swap that previously hedged $50.0 million of the outstanding balance on the revolving credit facility to $50.0 million principal balance on the term loan.

Dividends

The Company paid a cash dividend for the second quarter of 2021 of $1.00 per share, on June 30, 2021 to stockholders of record as of the close of business on June 21, 2021.

The Company is revising its practice of declaring a quarterly cash common stock dividend concurrent with its quarterly earnings and instead anticipates announcing its quarterly cash common stock and Series A preferred stock dividends for the third quarter of 2021 and for future periods at the end of the second month of the respective quarter.

2021 Outlook

The Company has revised its outlook for 2021 to take into account the Company’s second quarter performance and the expected impact of the Company’s various investment activities and capital markets transactions, including the recent Series A preferred equity issuance.

The Company’s outlook for 2021, which does not include any potential tax expense or tax benefit related to the Company’s retained ownership in the Land JV, assumes continued improvement in economic activity, stable or positive business trends related to each of our tenants and other significant assumptions.

	2021 Outlook
	Low	High
Acquisition of Income Producing Assets	$175.0 million	$225.0 million
Target Investment Initial Cash Yield	7.25%	7.50%
Disposition of Assets	$125.0 million	$150.0 million
Target Disposition Cash Yield	5.75%	6.25%

FFO Per Diluted Share	$3.65	$3.85
AFFO Per Diluted Share	$4.00	$4.20

Weighted Average Diluted Shares Outstanding	6.0 million	6.0 million

COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which has spread throughout the United States. The impact of the COVID-19 Pandemic has evolved rapidly, with many jurisdictions taking drastic measures to limit the spread of the virus by instituting quarantines or lockdowns and imposing travel restrictions. Such actions have created significant disruptions to global supply chains, and adversely impacted several industries, including airlines, hospitality, retail and the broader real estate industry.

As a result of the approval of multiple COVID-19 vaccines for use and the distribution of such vaccines among the general population, a number of jurisdictions have reopened and loosened restrictions. However, wide disparities in vaccination rates and continued vaccine hesitancy, combined with the emergence of COVID-19 variants and surges in COVID-19 cases, could trigger the reinstatement of further restrictions. Such restrictions could include mandatory business shut-downs, travel restrictions, reduced business operations and social distancing requirements.

The future impact of the COVID-19 Pandemic on the real estate industry and the Company’s financial condition and results of operations is uncertain and cannot be predicted currently since it depends on several factors beyond the control of the Company, including, but not limited to: (i) the uncertainty surrounding the severity and duration of the COVID-19 Pandemic, including possible recurrences and differing economic and social impacts of the COVID-19 Pandemic in various regions of the United States; (ii) the effectiveness of the United States public health response; (iii) the COVID-19 Pandemic’s impact on the United States and global economies; (iv) the timing, scope and effectiveness of additional governmental responses to the COVID-19 Pandemic; (v) the availability of a treatment and effectiveness of vaccines approved for COVID-19 and the willingness of individuals to get vaccinated; (vi) changes in how certain types of commercial property are used while maintaining social distancing and other techniques intended to control the impact of COVID-19; (vii) the impact of phase out of economic stimulus measures, the inflationary pressure of economic stimulus, and the eventual halt and reversal by the U.S. Treasury of asset purchases; and (viii) the uneven impact on the Company’s tenants, real estate values and cost of capital.

2nd Quarter Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter ended June 30, 2021, on Friday, July 30, 2021, at 9:00 AM ET. Stockholders and interested parties may access the earnings call via teleconference or webcast:

Teleconference: USA (Toll Free)1-888-317-6003

International: 1-412-317-6061

Canada (Toll Free): 1-866-284-3684

Please dial in at least fifteen minutes prior to the scheduled start time and use the code 7119381 when prompted.

A webcast of the call can be accessed at: https://services.choruscall.com/links/cto210730.html.

To access the webcast, log on to the web address noted above or go to http://www.ctoreit.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also owns an approximate 16% interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE or the venture formed when the Company sold its controlling interest in the entity that owned the Company’s remaining land portfolio, of which the Company has a retained interest; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Non-GAAP Financial Measures

Our reported results are presented in accordance with GAAP. We also disclose Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”), both of which are non-GAAP financial measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. The Company also excludes the gains or losses from sales of assets incidental to the primary business of the REIT which specifically include the sales of mitigation credits, impact fee credits, subsurface sales, and the land sales gains included in discontinued operations. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, amortization of capitalized lease incentives and above- and below-market lease related intangibles, and non-cash compensation. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

CTO Realty Growth, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	(Unaudited) June 30, 2021	December 31, 2020
ASSETS
Real Estate:
Land, at cost	$172,304	$166,512
Building and Improvements, at cost	320,769	305,614
Other Furnishings and Equipment, at cost	682	672
Construction in Process, at cost	1,351	323
Total Real Estate, at cost	495,106	473,121
Less, Accumulated Depreciation	(31,211)	(30,737)
Real Estate—Net	463,895	442,384
Land and Development Costs	6,684	7,083
Intangible Lease Assets—Net	71,470	50,176
Assets Held for Sale	3,720	833
Investment in Joint Ventures	32,497	48,677
Investment in Alpine Income Property Trust, Inc.	38,794	30,574
Mitigation Credits	2,621	2,622
Commercial Loan and Master Lease Investments	38,884	38,320
Cash and Cash Equivalents	4,701	4,289
Restricted Cash	13,918	29,536
Refundable Income Taxes	599	26
Deferred Income Taxes—Net	473	—
Other Assets	11,616	12,180
Total Assets	$689,872	$666,700
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,332	$1,047
Accrued and Other Liabilities	11,437	9,090
Deferred Revenue	4,036	3,319
Intangible Lease Liabilities—Net	22,459	24,163
Liabilities Held for Sale	831	831
Deferred Income Taxes—Net	—	3,521
Long-Term Debt	304,886	273,830
Total Liabilities	344,981	315,801
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock – 100,000,000 shares authorized; $0.01 par value, no shares issued or outstanding at June 30, 2021; 50,000 shares authorized; $100.00 par value, no shares issued or outstanding at December 31, 2020	—	—
Common Stock – 500,000,000 shares authorized; $0.01 par value, 5,955,154 shares issued and outstanding at June 30, 2021; 25,000,000 shares authorized; $1.00 par value, 7,310,680 shares issued and 5,915,756 shares outstanding at December 31, 2020	60	7,250
Treasury Stock – 0 shares at June 30, 2021 and 1,394,924 shares at December 31, 2020	—	(77,541)
Additional Paid-In Capital	13,676	83,183
Retained Earnings	331,895	339,917
Accumulated Other Comprehensive Loss	(740)	(1,910)
Total Stockholders’ Equity	344,891	350,899
Total Liabilities and Stockholders’ Equity	$689,872	$666,700

CTO Realty Growth, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share, per share and dividend data)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues
Income Properties	$11,574	$11,473	$23,023	$22,476
Management Fee Income	752	695	1,421	1,397
Interest Income from Commercial Loan and Master Lease Investments	709	835	1,410	1,887
Real Estate Operations	1,248	7	3,141	88
Total Revenues	14,283	13,010	28,995	25,848
Direct Cost of Revenues
Income Properties	(2,787)	(2,568)	(5,704)	(4,681)
Real Estate Operations	(533)	(57)	(615)	(1,581)
Total Direct Cost of Revenues	(3,320)	(2,625)	(6,319)	(6,262)
General and Administrative Expenses	(2,665)	(2,171)	(5,797)	(5,263)
Impairment Charges	(16,527)	—	(16,527)	(1,905)
Depreciation and Amortization	(5,031)	(5,021)	(9,861)	(9,573)
Total Operating Expenses	(27,543)	(9,817)	(38,504)	(23,003)
Gain on Disposition of Assets	4,732	7,076	5,440	7,076
Gain (Loss) on Extinguishment of Debt	(641)	504	(641)	1,141
Other Gains and Income	4,091	7,580	4,799	8,217
Total Operating Income (Loss)	(9,169)	10,773	(4,710)	11,062
Investment and Other Income (Loss)	3,903	8,470	9,235	(4,716)
Interest Expense	(2,421)	(2,453)	(4,865)	(5,906)
Income (Loss) from Operations Before Income Tax Benefit (Expense)	(7,687)	16,790	(340)	440
Income Tax Benefit (Expense)	3,963	(4,179)	4,401	(91)
Net Income (Loss)	$(3,724)	$12,611	$4,061	$349

Per Share Information:
Basic and Diluted	$(0.63)	$2.71	$0.69	$0.07

Weighted Average Number of Common Shares:
Basic	5,898,280	4,653,627	5,888,735	4,682,511
Diluted	5,898,280	4,653,627	5,888,735	4,682,511

Dividends Declared and Paid	$1.00	$0.25	$2.00	$0.50

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net Income (Loss)	$(3,724)	$12,611	$4,061	$349
Depreciation and Amortization	5,031	5,021	9,861	9,573
Gains on Disposition of Assets	(4,732)	(7,076)	(5,440)	(7,076)
Losses (Gains) on the Disposition of Other Assets	(748)	32	(2,575)	1,421
Impairment Charges, Net	12,474	—	12,474	1,905
Unrealized (Gain) Loss on Investment Securities	(3,386)	(8,056)	(8,220)	5,650
Funds from Operations	$4,915	$2,532	$10,161	$11,822
Adjustments:
Straight-Line Rent Adjustment	(490)	(802)	(1,175)	(1,140)
COVID-19 Rent Repayments (Deferrals), Net	434	(1,151)	654	(1,151)
Amortization of Intangibles to Lease Income	(338)	(444)	(734)	(918)
Contributed Leased Assets Accretion	(38)	(44)	(159)	(87)
Loss (Gain) on Extinguishment of Debt	641	(504)	641	(1,141)
Amortization of Discount on Convertible Debt	319	256	629	760
Non-Cash Compensation	742	699	1,700	1,518
Non-Recurring G&A	62	—	155	102
Amortization of Deferred Financing Costs to Interest Expense	159	73	324	223
Accretion of Loan Origination Fees	(1)	(69)	(1)	(157)
Non-Cash Imputed Interest	(111)	(103)	(214)	(206)
Adjusted Funds from Operations	$6,294	$443	$11,981	$9,625

FFO per diluted share	$0.83	$0.54	$1.73	$2.52
AFFO per diluted share	$1.07	$0.10	$2.03	$2.06